To Whom It May Concern:                                        February 28, 2000


            The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of February 28, 2000 on the Financial Statements of BIOSYNTECH, INC., (Formerly Dream Team International, Inc.), as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ Barry L. Friedman
---------------------------
Barry L. Friedman
Certified Public Accountant